EXHIBIT 10.18

GROUP LONG-TERM INCENTIVE PLAN             THE COCA-COLA COMPANY
-------------------------------------------------------------------
         GROUP LONG-TERM PERFORMANCE INCENTIVE PLAN
                 OF THE COCA-COLA COMPANY

    (AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 17, 2000)

SECTION 1.	PURPOSE

The purpose of the Group Long-Term Performance Incentive Plan of The Coca-Cola Company (the "Plan") is to advance the interests of The Coca-Cola Company or any entity in which it owns, directly or indirectly, during the relevant time, either (i) 50% or more of the voting stock or capital where such entity is not publicly held, or (ii) an interest which causes the other entity's financial results to be consolidated with The Coca-Cola Company's financial results for financial reporting purposes (the "Company") by providing a competitive level of incentive for eligible senior executives which will encourage them to more closely identify with share-owner interests and to achieve financial results consistent with the Company's long range business plans. It will also provide a vehicle to attract and retain key executives who are responsible for moving the business forward.

SECTION 2.	ADMINISTRATION

The Plan shall be administered by a committee (the "Committee") composed of the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Executive Vice President, Operations Support, the Senior Vice President and Chief Financial Officer, the Vice President, Human Resources, the Group Presidents, and the Director, Compensation. However, in the case of any participant who is an elected officer of The Coca-Cola Company, the Compensation Committee of the Board of Directors shall constitute the "Committee." The Committee may delegate any of its duties to any individual or individuals as it may deem necessary in order to carry out the intent and provisions of this Plan. The Committee shall determine which of the eligible key employees of a Division or Group to whom, and the time or times at which, Long-Term Incentive Awards ("Awards") will be granted under the Plan, and the other conditions of the grant of the Awards. The provisions and conditions of the grants of Awards need not be the same with respect to each grantee or with respect to each Award.

The Committee shall, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and shall make determinations and shall take such other action in connection with or in relation to accomplishing the objectives of the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of the Awards granted hereunder by the Committee shall be final and conclusive for all purposes and upon all persons including, but without limitation, the affected employees and their respective successors in interest.

-----------------------------------------------------------------
REVISED FEBRUARY 14, 2000                             PAGE 1

GROUP LONG-TERM INCENTIVE PLAN             THE COCA-COLA COMPANY
------------------------------------------------------------------

SECTION 3.	ELIGIBILITY

Group Presidents, Division Presidents and other key senior executives, as defined by the Group Presidents or the Committee, may be approved by the Committee from time to time as eligible to participate in the Plan, but no individual shall have a right to participate. Persons who become elected corporate officers of The Coca-Cola Company while participating in the Plan may continue to participate. Awards may be granted to such key employees of the Company as determined in the sole discretion of the Committee.

SECTION 4.	GRANTS OF AWARDS

(a)	ANNUAL SELECTION BY THE COMMITTEE OF PARTICIPANTS.
        Annually, participants shall be selected for participation by the Committee prior to or shortly after the beginning of a three-year performance period ("Performance Period"). Following such selection by the Committee, the applicable Group
        President or the Committee shall advise such key employees that they are participants in the Plan for a Performance Period. Each Performance Period will be of three years duration and shall commence on the first day of January of the applicable year.
        A new three-year Performance Period shall commence each year.

(b) CALCULATION OF PERFORMANCE INCENTIVE BASE. At the time a Group President or the Committee advises a participant of his or her participation, the participant's Performance Incentive Base shall be calculated. The Performance Incentive Base shall be the participant's salary grade midpoint or 50% of salary range at the time of notification, times a percentage predicated upon the participant's relative responsibility level. The percentage will be progressively higher for correspondingly higher levels of responsibility. Once the Performance Incentive Base (i.e., the employee's salary grade midpoint or 50% of salary range and the applicable percentage) is determined at the commencement of each Performance Period, that Performance Incentive Base will not change for that Performance Period, unless it is subsequently adjusted upwards by the Committee in its sole discretion based on inflation in excess of that which was taken into account in determining the Performance Incentive Base.

SECTION 5.	PERFORMANCE CRITERION

The measures of performance are objective and shall be based on one or more criteria measured annually over the three-year Performance Period. The Committee shall specify which of the following criteria will apply for the Group (or other business unit as designated by the Committee) during the Performance Period of the Group (or other business unit as designated by the Committee) in which the participant is employed.

(a)     GROWTH IN UNIT CASE SALES.  The annual compound
        "Growth in Unit Case Sales" will mean the growth in the number of cases of 24 8 oz. (U.S.) servings sold

-----------------------------------------------------------------
REVISED FEBRUARY 14, 2000                             PAGE 2

GROUP LONG-TERM INCENTIVE PLAN             THE COCA-COLA COMPANY
------------------------------------------------------------------
        during a year compared to the number sold in the previous year, as determined by the Controller.

(b) OPERATING PROFIT MARGIN. "Operating Profit Margin" for a calendar year will be determined by the Controller using the following formula: consolidated operating profit as a percent of consolidated revenues excluding Company-owned bottling operations and after adjustment for deviations from budgeted exchange rates.

(c) SHARE OF SALES. "Share of Sales" will be determined by the Controller using the following formula: percent of the total unit case volume for the soft-drink category (or such other category or categories as the Committee specifies at the time it selects the criterion for a Performance Period) of the commercial beverages industry.

(d) GROWTH IN ECONOMIC PROFIT. "Growth in Economic Profit" shall be determined for each calendar year in accordance with the definition of Economic Profit provided by the Controller and approved by the Committee within 90 days of the start of the Performance Period in which it would apply. At such time, the Committee may, but is not obligated to, specify an independent inflation/deflation index and/or exchange rate index that will be applied to the calculation of Economic Profit to eliminate any effect of inflation and/or exchange rates on the calculation of Economic Profit.

SECTION 6.	AWARD DETERMINATION

Awards will be determined after the close of each Performance Period from an award matrix, based upon the performance criteria, which matrix shall be adopted by the Committee at the inception of each Performance Period. The amount of an Award will equal the product of the participant's Performance Incentive Base and the percentage derived from the award matrix. In no event shall an Award to a participant for any Performance Period exceed 150% of target, as adjusted, if necessary, pursuant to Section 4(b). The Committee may, in its sole discretion, reduce the amount of any Award or refuse to pay any Award.

SECTION 7.	PAYMENT OF AWARDS

(a)	CONDITIONS TO PAYMENT OF AWARDS.  Prior to the payment
        of any Award, the Committee shall certify the appropriate performance measured against the applicable criteria to be used in determining the amount of such Award.

(b)	AWARDS.  Awards shall be paid in cash at the times
        provided in Section 7(c) and portions of awards are subject to forfeiture until paid, as provided below.

(c) THE VESTED CASH AWARD. One-half of the Award will be paid in cash to each participant within sixty days after the date on which the Senior Vice President and

------------------------------------------------------------------
REVISED FEBRUARY 14, 2000                             PAGE 3

GROUP LONG-TERM INCENTIVE PLAN             THE COCA-COLA COMPANY
------------------------------------------------------------------

        Chief Financial Officer of the Company approves the report on the financial statements of the Group for the third year of each Performance Period (the
        "Vested Cash Award"). The second half of the Award is referred to herein as the "Contingent Award", and it shall be paid to each participant in the manner described in (e) below. The only exception to this schedule is if the participant transfers from one Group to another or to a United States division. In that instance, the Committee, in its sole discretion, may elect to pay the participant a pro-rated Award payment as described in Section 8(b) based on the financial data available at that time. Otherwise, the participant shall receive a pro-rated Award at the customary payout date.

(d) RETIREMENT. "Retirement," as used herein, shall mean an employee's termination of employment on a date which is on or after the earliest date on which such employee would be eligible for an immediately payable benefit pursuant to the terms of the Employee Retirement Plan (the "ERP") assuming such employee were eligible to participate in the ERP.

(e)	PAYMENT AND FORFEITURE OF CONTINGENT AWARD.  The
        Contingent Award, plus interest thereon as set forth below from the date of such Contingent Award as determined by the Committee, shall be paid in cash to each participant within sixty days after the expiration of the second year following the end of the final year of the related Performance Period, provided that such Contingent Award has not been forfeited as set forth in the following sentence. The Contingent Award shall be forfeited to the Company (unless the Committee in its sole discretion shall otherwise determine) if, within two years from the date the Contingent Award is granted, the participant terminates his or her employment with the Company (for reasons other than death, retirement or disability as such disability may be determined by the Committee).

        A Contingent Award shall bear interest from the date such Contingent Award is granted to the date of payment, such interest to be calculated pursuant to rules promulgated by the Committee, but in no event shall constitute interest which is "above market" as set forth in Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission.

(f)	RETIREMENT, DEATH OR DISABILITY DURING FORFEITURE
        PERIOD. If, within two years after the end of a Performance Period for which a participant receives a Contingent Award, the participant retires, dies or becomes disabled, such participant (or his or her estate) shall be paid the full Contingent Award.

(g)	WITHHOLDING FOR TAXES.  The Company shall have the
        right to deduct from all Award payments any taxes required to be withheld with respect to such payments.

(h)	PAYMENTS TO ESTATES.  Awards and earnings thereon, if
        any, to the extent that they are due to a participant pursuant to the provisions hereof and which remain unpaid

------------------------------------------------------------------
REVISED FEBRUARY 14, 2000                             PAGE 4

GROUP LONG-TERM INCENTIVE PLAN             THE COCA-COLA COMPANY
-------------------------------------------------=----------------

        at the time of the participant's death, shall be paid in full to the executor or administrator of the participant's estate.

SECTION 8.      TERMINATION OF EMPLOYMENT OR TRANSFER
                DURING ANY PERFORMANCE PERIOD

(a)	TERMINATION FOR REASONS OTHER THAN RETIREMENT, DEATH OR
        DISABILITY. If the participant's employment by the Company or an Affiliate terminates for any reason (other than retirement, death or disability) during any Performance Period, that participant shall not be entitled to any Award for that Performance Period but may receive a pro-rated portion of the Award calculated in accordance with Section 8(b) below if the Committee so determines in its discretion.

(b)	DEATH, DISABILITY OR RETIREMENT DURING PERFORMANCE
        PERIOD. If a participant retires, dies or becomes disabled during any Performance Period, the amount of the Award shall be calculated as provided in Sections 4, 5 and 6 as if the Performance Period ended on the last day of the year in which the participant retired, died or became disabled. Such Award will then be paid all in cash within sixty days after the date on which the independent public accountants of the Company issue their report on the financial statements of the Company for the last year of the redefined Performance Period. The amount of the Award will be prorated by a fraction, the numerator of which shall be the number of whole calendar months in the period commencing with the first month of the Performance Period and ending with the whole calendar month immediately preceding the date of retirement, death or disability, and the denominator of which will be thirty-six.

(c)	TRANSFER FROM GROUP DURING PERFORMANCE PERIOD.  If a
        participant transfers from one Group of the Company to another Group of the Company during any Performance Period, the amount of the Award shall be calculated as provided in Sections 4, 5 and 6. Such Award will then be paid all in cash at the normal payout time, as if no transfer had occurred. The amount of the Award will be prorated by a fraction, the numerator of which shall be the number of whole calendar months in the period commencing with the first month of the Performance Period and ending with the whole calendar month immediately preceding the date of transfer, and the denominator of which will be thirty-six.

SECTION 9.	AMENDMENTS, MODIFICATION AND TERMINATION OF
                THE PLAN

The Committee may terminate the Plan, in whole or in part, may suspend the Plan, in whole or in part, and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted hereunder. No amendment, termination or modification of the Plan may in any manner affect Awards therefore granted without the consent of the participant unless the Committee has made a


-----------------------------------------------------------------
REVISED FEBRUARY 14, 2000                             PAGE 5

GROUP LONG-TERM INCENTIVE PLAN             THE COCA-COLA COMPANY
------------------------------------------------------------------

determination that an amendment or modification is in the best interest of all persons to whom Awards have therefore been granted, but in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to such award.

SECTION 10.	GOVERNING LAW

The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

SECTION 11.	EFFECT ON BENEFIT PLANS

Awards will be included in the computation of benefits under the Employee Retirement Plan, Overseas Retirement Plan and other retirement plans maintained by the Company under which the participant may be covered and the Thrift Plans, subject to all applicable laws and in accordance with the provisions of those plans.

Awards shall not be included in the computation of benefits under any Group Life Insurance Plan, Travel Accident Insurance Plan, Personal Accident Insurance Plan or under Company policies such as severance pay and payment for accrued vacation, unless required by applicable laws.

SECTION 12.	CHANGE IN CONTROL

If there is a Change in Control (as hereinafter defined) while the Plan remains in effect, then

(a) each participant's Award accrued through the date of such Change in Control for each Performance Period then in effect automatically shall become nonforfeitable on such date,

(b)	the Committee immediately after the date of such Change
        in Control shall determine each participant's Award accrued through the end of the calendar month which immediately precedes the date of such Change in Control, and such determination shall be made based on a formula established by the Committee which computes such Award using (1) actual performance data for each full Plan Year in each Performance Period for which such data is available and (2) projected data for each other Plan Year, which projection shall be based on a comparison, as applicable (for the Plan Year which includes the Change in Control) of the actual performance versus budgeted performance for Unit Case Sales for the full calendar months (in such Plan Year) which immediately precede the Change in Control and the actual performance versus budgeted performance for Economic Profit for such period multiplied by (3) a fraction, the numerator of which shall be the number of full calendar months in each such Performance

        ------------------------------------------------------------------
REVISED FEBRUARY 14, 2000                             PAGE 6

GROUP LONG-TERM INCENTIVE PLAN             THE COCA-COLA COMPANY
------------------------------------------------------------------

        Period before the date of the Change in Control and the denominator of which shall be thirty-six,

(c) each participant's accrued Award (as determined under Section 12(b) and his or her then unpaid Vested Cash Award and Contingent Award(s) under Section 7 (computed with interest at the market weighted prime rate accrued on such awards under Section 7 through the date of such Change in Control but in no event constituting an "above-market" rate of interest as set forth in Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission) shall be paid to him or her in a lump sum in cash promptly after the date of such Change in Control in lieu of any other additional payments under the Plan for the related Performance Periods, and

(d)	any federal golden parachute payment excise tax paid or
        payable under Section 4999 of the Code, or any successor to such Section, by a participant for his or her taxable year for which he or she reports the payment made under Section 12(c) on his or her federal income tax return shall be deemed attributable to such payment under Section 12(c), and the Company promptly on written demand from the participant (or, if he or she is dead, from his or her estate) shall pay to him or her (or, if he or she is dead, to his or her estate) an amount equal to such excise tax.

A "Change in Control" for purposes of this Section 12 shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14a of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as in effect on January 1, 1999, provided that such a change in control shall be deemed to have occurred at such time as (i) any "person" (as that term is used in Section 13(d) and 14(d)(2) of the Exchange Act as in effect on January 1, 1999) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act as in effect on January 1, 1999) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;
(iii) the share owners of the Company approve any merger or consolidation as a result of which its stock shall be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the share owners of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were share owners of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in


---------------------------------------------------------------------
REVISED FEBRUARY 14, 2000                             Page 7

GROUP LONG-TERM INCENTIVE PLAN             THE COCA-COLA COMPANY
------------------------------------------------------------------

Control shall be deemed to have occurred, if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise.



---------------------------------------------------------------------
REVISED FEBRUARY 14, 2000                             Page 8